Exhibit 99.1

PRIMEDIA Announces Retirement of Beverly Chell; Elects Kevin
Neary Chief Financial Officer and Senior Vice President

NEW YORK, NY (May 31, 2006) — PRIMEDIA, Inc. (NYSE: PRM) the country’s leading targeted media company, today announced the retirement of Co-founder, Vice Chairman and interim CFO, Beverly Chell, effective June 30, 2006. Ms. Chell will maintain active involvement with PRIMEDIA as a member of the Board of Directors and serve as a consultant to the Company.

PRIMEDIA also announced today the promotion of Kevin Neary (42) to the positions of Chief Financial Officer and Senior Vice President effective today. Mr. Neary has been with the Company for nearly 15 years and was most recently Chief Financial Officer of PRIMEDIA’s Enthusiast Media division. Mr. Neary will report directly to Chairman, President and CEO, Dean Nelson.

Ms. Chell co-founded PRIMEDIA in 1989 and went on to shape the direction of the Company through sixteen years in various executive roles, among them vice chairman, general counsel, chief financial officer and secretary. Ms. Chell has led numerous transactions for the Company, including, financings, acquisitions and divestitures. During her tenure with PRIMEDIA at various times, she oversaw the Company’s legal, financial, corporate development, insurance, real estate, corporate communications departments and other strategic initiatives.

“I would like to publicly thank Beverly for her many years of commitment, counsel and insight which has helped to make PRIMEDIA the world’s leading enthusiast media Company,” said Mr. Nelson. “I speak for the entire Company when I say that she has made a broad and indelible imprint on PRIMEDIA. I am pleased that Beverly will remain engaged in the business as an active Board member and consultant. Ms. Chell will continue to lead PRIMEDIA’s exploration of a possible separation of its businesses into two separate publicly-traded companies, as announced October 24, 2005.”

Mr. Nelson added, “We are pleased to announce that Kevin is now CFO of PRIMEDIA. He has had a long and successful run at the Company which has enabled him to build a deep understanding of PRIMEDIA’s many assets and divisions. His experience in senior-level finance positions, his deep understanding of the Company’s long-term vision and his significant financial leadership abilities make him a perfect fit for this job. Kevin comes into lead an already strong finance team, which we expect will make significant positive contributions to PRIMEDIA as it enters its next growth phase.”

During his near 15-year tenure in various leadership positions at the Company, Mr. Neary also served as Senior Vice President, Finance for PRIMEDIA Enthusiast Magazines. In addition, he held the titles of director, acquisition analysis and manager, internal audit for PRIMEDIA, Inc. where he oversaw PRIMEDIA’s financial areas of due diligence.

Mr. Neary launched his finance career as a CPA at Ernst & Young where he was an audit manager.

Reporting directly to Mr. Neary are Robert Sforzo, SVP, Chief Accounting Officer; Bruce Abrahams, newly elected SVP, Financial Reporting & Tax; Carl Salas, SVP, Treasurer; Peter Sallese, VP, Financial Planning and Analysis for PRIMEDIA’s Enthusiast Media division; and George Alleyne, VP of Internal Audit.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States. With 2005 revenue of $990 million, its properties comprise over 100 brands that connect buyers and sellers through print publications, Internet, events, merchandise and video programs in three market segments:

•                  Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 90 publications, 100 leading Web sites, 90 events, 11 TV programs, 600 branded products, and has such well-known brands as Motor Trend, Automobile, Automotive.com, Equine.com, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile, Surfer, and Wavewatch.com.

•                  Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 50,000 locations. The Group owns and operates leading Web sites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com and RentClicks.com.

•                  Education includes Channel One, a proprietary network to secondary schools and PRIMEDIA Healthcare, a continuing medical education business.

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CONTACT:

Press:    Elliot Sloane, Sloane & Company: 212-446-1860,

Investor Relations:    Eric Leeds, 212-745-1885